Exhibit 99.1

EMPLOYMENT AGREEMENT

The undersigned enter into this EMPLOYMENT AGREEMENT (the “Agreement”) between Katy Industries, Inc. (“Katy”) including its subsidiaries, affiliates, divisions, successors, and related entities and James W. Shaffer (“Employee”), effective August 1, 2015.

Employee has been employed by Katy as Vice President and Chief Financial Officer. Employee desires to reduce Employee’s work hours and retire from employment with Katy effective January 31, 2017. Katy desires to transition Employee’s job responsibilities and continue to receive the benefit of Employee’s services, expertise, experience and knowledge during this transition period.

Katy recognizes that Employee brings value to Katy’s operations and Katy wishes to provide Employee with certain benefits to which Employee would not otherwise be entitled. In consideration for eligibility to these benefits, subject to the terms and conditions outlined herein, Employee is executing this Agreement.

Employee acknowledges and agrees that the restrictions contained in this Agreement are necessary and reasonable to protect Katy’s legitimate business interests in its Trade Secrets, valuable Confidential Information, relationships and goodwill with its employees and relationships and goodwill with its existing and prospective vendors and customers.

In consideration of the mutual promises and obligations in this Agreement, including but not limited to the salary provided in Section 1 and the severance benefits provided in Section 2 of this Agreement, Katy continuing to employ Employee, Katy reducing the scope of the post-employment restrictive covenants to which Employee previously agreed, Katy providing Employee a more favorable severance arrangement, Katy’s reduced expectations of the hours Employee will work over the following eighteen (18) months, Katy giving Employee access to Katy’s protectable assets and relationships, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Katy and Employee agree as follows:

1.	Terms of Employment

A.	Katy will employ Employee as an Advisor of Corporate Affairs and will pay Employee a base salary of $25,583.33 per month, minus legally required withholdings. Employee will not be eligible for any additional compensation, including but not limited to bonus or incentive compensation.

B.	Employee and Katy acknowledge that their intent is that Employee will not be required to work the number of hours he has previously worked. Employee acknowledges and agrees, however, that there are likely to be significant periods of time during which Katy will need Employee to work regular full time hours and Employee agrees to work whatever hours Katy requests of Employee.

C.	Except as set forth herein, Employee shall continue to be eligible for all employee benefits that Employee received prior to the effective date of this Agreement.

D.	After January 31, 2017 Employee will not be entitled to any additional consideration, severance, compensation or benefits from Katy.

2.	Severance Benefits

A.	If Employee is involuntarily terminated by Katy before January 31, 2017 for any reason other than Reasonable Cause, Katy will pay Employee severance pay at the salary amount set forth in Section 1.A above through the regular payroll cycle, minus legally required withholdings, through January 31, 2017.

B.	For purposes of this Section 2 “Reasonable Cause” means:

(i)	Employee’s material breach of this Agreement;

(ii)	Employee’s gross negligence;

(iii)	Employee’s fraud;

(iv)	Employee’s willful violation of Katy policy;

(v)	Employee’s willful misconduct;

(vi)	Employee’s conviction, guilty plea or nolo contender plea to any felony criminal offense;

(vii)	Employee is unable to perform Employee’s job duties because of a disability for a period of more than 90 days, consecutive or nonconsecutive, after reasonable accommodation by Katy and subject to Katy’s compliance with all applicable laws, including but not limited to the Americans with Disabilities Act and the Family and Medical Leave Act; or

(viii)	Employee performing Employee’s essential job functions for Katy or being at Employee’s regular site of work for Katy while under the influence of alcohol or illegal drugs or under the influence of prescription drugs which Employee has obtained or used illegally.

C.	Employee shall only be entitled to receive severance pay pursuant to Section 2.A of this Agreement if Employee executes a general release (prepared by Katy) of any and all legal claims Employee has or may have in the future against Katy.

D.	If Employee’s employment is terminated for Reasonable Cause or if Employee voluntarily terminates Employee’s employment with Katy for any reason, Employee shall not be entitled to receive any severance payments pursuant to Section 2.A of this Agreement, but all other terms of this Agreement shall remain in full force and effect.

3.	Non-Competition

Employee agrees that through January 31, 2017, Employee will not (either directly or by assisting others) compete with Katy or engage in any activity or pursue any interest that in any way conflicts with Katy’s interests. Employee agrees that to the extent requested by Katy, Employee shall devote substantially all of Employee's time, energy and skill during regular business hours to the performance of the duties of Employee's employment and shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of Katy.

4.	Non-Solicitation of Employees

Employee agrees that during Employee’s employment with Katy and for a period of eighteen (18) months after termination of Employee’s employment with Katy, either with or without cause upon the initiative of either Katy or Employee, Employee will not recruit, solicit or encourage to leave their employment with Katy (either directly or by assisting others) any other employee of Katy with whom Employee had Material Contact during the last two (2) years of Employee’s employment with Katy. For purposes of this Section 4 “Material Contact” means contact for the purpose of furthering Katy’s business.

5.	Confidentiality

During Employee’s employment with Katy and at any time after the termination of Employee’s employment with Katy, either with or without cause upon the initiative of either Katy or Employee, Employee will not publish or disclose, use for Employee’s own benefit or the benefit of others, or divulge or convey to others, any Trade Secrets of Katy or that of third parties obtained by Employee in the course of Employee’s employment with Katy. “Trade Secret” means any and all information, knowledge or data in any form whatsoever, tangible or intangible, that is considered a trade secret under applicable law. This promise of confidentiality is in addition to, and does not limit, any common law or statutory rights of Katy to prevent disclosure, publication or use of its Trade Secrets.

Employee further agrees that during Employee’s employment with Katy and at any time after the termination of Employee’s employment with Katy, either with or without cause upon the initiative of either Katy or Employee, Employee will not publish or disclose, use for Employee’s own benefit or the benefit of others, or divulge or convey to others, any Confidential Information of Katy. “Confidential Information” means any and all Katy data and information in any form whatsoever, tangible or intangible, which: relates to the business of Katy, regardless of whether the data or information constitutes a Trade Secret; is disclosed to Employee or of which Employee became aware as a consequence of Employee’s relationship with Katy; has value to Katy; and is not generally known to Katy’s competitors. Confidential Information includes but is not limited to Katy’s Trade Secrets, Katy’s methods of operation, names of Katy customers and prospective customers, price lists, Katy’s financial information and projections, and personnel data on Katy employees. Confidential Information does not include data or information: (a) which has been voluntarily disclosed to the public by Katy, except where such public disclosure has been made by Employee without authorization from Katy; (b) which has been independently developed and disclosed by others; or (c) which has otherwise entered the public domain through lawful means. This promise of confidentiality is in addition to, and does not limit, any common law or statutory rights of Katy to prevent disclosure, publication or use of its Confidential Information.

6.	Return of Katy Property

Upon termination of Employee’s employment with Katy for any reason or at any other time at Katy’s request, Employee agrees to deliver promptly to Katy all Katy property, including, but not limited to, all Katy documents, information and data, whether in electronic or hard copy form. Employee further agrees not to make or retain any copies of any of the foregoing and will so represent to Katy upon termination of Employee’s employment.

7.	Proprietary Information and Inventions

Employee agrees that any and all information and data originated by Employee while employed by Katy and, where applicable, by other employees or associates under Employee’s direction or supervision in connection with or as a result of Employee’s employment, shall be promptly disclosed to Katy, shall become Katy’s property, and shall be kept confidential by Employee. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproductions thereof shall be furnished to Katy upon request and in any case shall be returned to Katy upon termination of Employee’s employment with Katy.

Employee agrees that Employee will promptly disclose to Katy all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Employee performs for Katy.

Employee agrees that Employee will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Katy. Employee further agrees that Employee will, without expense to Employee, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Katy, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

8.	Release and Waiver of Claims.

Employee agrees to waive and release Katy from any and all claims, known or unknown, foreseen or unforeseen, which exist as of the effective date of this Agreement. This release and waiver of claims includes, but is not limited to, any and all claims for breach of contract, salary, bonus or compensation.

9.	Equitable Relief

Employee acknowledges that any breach of the provisions of this Agreement would cause Katy irreparable injury which would not reasonably or adequately be compensated by damages in an action at law. Therefore, Employee agrees that Katy shall be entitled, in addition to any other remedies it may have under this Agreement, at law or otherwise, to immediate injunctive and other equitable relief to prevent or curtail any breach of this Agreement by Employee. Nothing in this Agreement shall prohibit Katy from seeking or recovering any legal or monetary damages to which it may be entitled if Employee breaches this Agreement. If Employee breaches Sections 3, 4 or 5 of this Agreement, Katy shall not be obligated to continue providing salary, severance payments or benefits pursuant to this Agreement, but all other terms of this Agreement shall remain in full force and effect.

10.	Severability and Modification

Employee and Katy expressly agree that the covenants and agreements contained in this Agreement are independent, separate, severable, and divisible, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected. If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, activity, services or interest to be protected or otherwise unenforceable, the court is hereby empowered and requested to modify such provision by narrowing it, so as to make it reasonable and enforceable to the extent provided under applicable law.

11.	Waiver

The waiver by Katy of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee or of any of Katy’s rights under this Agreement.

12.	Entire Agreement

This Agreement contains the entire agreement between Employee and Katy. It may not be changed orally, but only by an agreement in writing signed by the President of Katy and Employee. This Agreement supersedes any prior or contemporaneous discussions, negotiations, understandings, arrangements, obligations or agreements between Katy and Employee, including but not limited to Employee’s October 27, 2008 offer letter, the January 18, 2011 amendment to Employee’s offer letter and the March 28, 2011 Katy Industries, Inc. 2011 Change In Control Plan. Sections 4 and 5 of this Agreement will survive the termination of Employee’s employment.

13.	Binding Effect

The covenants, terms, and provisions set forth in this Agreement shall inure to the benefit of and be enforceable by Katy and its successors, assigns, and successors-in-interest, including, without limitation, any corporation, partnership, or other entity with which Katy may be merged or by which it may be acquired. Employee may not assign Employee’s rights and obligations under this Agreement to any other party.

14.	Choice of Law And Exclusive Jurisdiction and Venue

Employee and Katy agree that this Agreement shall be governed by and construed under the laws of the State of Missouri. Employee and Katy also agree that the exclusive venue for any dispute arising under this Agreement shall be the state or federal courts of Missouri. Employee and Katy consent to the jurisdiction and venue of these courts and waive any challenge to the jurisdiction and venue of these courts.

IN WITNESS WHEREOF, Katy and Employee have executed this Agreement as of the date signed below by Employee.

EMPLOYEE:		KATY INDUSTRIES, INC.

By:	/s/ James W. Shaffer	By:	/s/ David J. Feldman
	James W. Shaffer		David J. Feldman
	Vice President, Treasurer and Chief Financial Officer		President & CEO

Date: July 7, 2015		Date: July 7, 2015